EXECUTION VERSION

AMENDMENT TO THE PURCHASE AND SALE AGREEMENT

J.P. Morgan Ventures Energy Corporation

383 Madison Avenue, 10th Floor

New York, New York 10017

June 30, 2010

The Royal Bank of Scotland plc

House G

RBS Gogarburn

Edinburgh

EH12 1HQ

Attention:  Group General Counsel

Sempra Energy

101 Ash Street

San Diego, California  92101

Attention:  Mark Snell, Chief Financial Officer

RBS Sempra Commodities LLP

600 Washington Boulevard

Stamford, Connecticut 06901

Attention: Michael Goldstein

Sempra Energy Trading LLC

c/o RBS Sempra Commodities LLP

600 Washington Boulevard

Stamford, Connecticut 06901

Attention: Michael Goldstein

Ladies and Gentlemen:

Reference is made to the Purchase and Sale Agreement, dated as of February 16, 2010, by and among J.P. Morgan Ventures Energy Corporation, a Delaware corporation, Sempra Energy, a California corporation, The Royal Bank of Scotland plc, a public limited company incorporated in Scotland, Sempra Energy Trading LLC, a Delaware limited liability company, and RBS Sempra Commodities LLP, a limited liability partnership constituted under the Limited Liability Partnership Act of 2000 of the United Kingdom and the regulations made thereunder (the “Purchase Agreement”).  Capitalized terms used herein without definition have the meanings provided in the Purchase Agreement.

The parties hereto, in consideration of the mutual promises contained herein, intending to be legally bound and in accordance with the requirements of Section 10.7 of the Purchase Agreement, hereby agree to make the following amendments to the Purchase Agreement (this agreement, the “First Amendment”):

Exclusion of Certain Assets

1.

Section 2.1(c)(i)(B) of the Purchase Agreement is hereby amended by inserting the following at the beginning thereof: “the Aquantum and RCOM Assets,”.

2.

The following new defined terms are hereby added to Section 1.1 of the Purchase Agreement (in alphabetical order):

A.

““Aquantum and RCOM Assets” – any index trades of the Combined Business booked referencing either the Aquantum or the RCOM commodities indices, along with related hedges and reserves.”

Certain Defined Terms

3.

The defined term “RBS Collateralized TRS” in Section 1.1 of the Purchase Agreement is hereby amended by adding the following at the end thereof: “, and, for the avoidance of doubt, the term “RBS Collateralized TRS” shall be deemed to include any Bilateral Trades entered into as contemplated thereby to the extent set forth therein”.”.

4.

The defined term “SET Collateralized TRS” in Section 1.1 of the Purchase Agreement is hereby amended by adding the following at the end thereof: “, and, for the avoidance of doubt, the term “SET Collateralized TRS” shall be deemed to include any Bilateral Trades entered into as contemplated thereby to the extent set forth therein”.

Transferred Companies and Transferred Holding Companies

5.

Schedule 1.1(s) of the Seller Disclosure Letter is hereby amended by adding “RBS Sempra Commodities Holdings IV B.V.” to the list of Transferred Holding Companies.

6.

Schedule 1.1(q) of the Seller Disclosure Letter is hereby amended by adding “RBS Sempra Metals Trading (Shanghai) Co. Ltd.” to the list of Transferred Companies and by inserting the following footnote with respect thereto: “If this entity has been dissolved prior to the Closing, this entity will not be a Transferred Company and none of the Seller Parties shall have any obligation to sell and the Purchaser shall not have any obligation to purchase any Transferred Equity Interests in relation to such entity, or otherwise transfer any assets or assume any liabilities in relation to such entity pursuant to this Agreement.”

7.

Item 2 of Schedule 1 of the Seller Disclosure Letter is hereby amended by adding “j. RBS Sempra Commodities Cooperatief W.A.” at the end thereof.

8.

Item 2 of Schedule 1 of the Seller Disclosure Letter is hereby amended by adding “k. RBS Sempra Metals Trading (Shanghai) Co. Ltd.” at the end thereof and by inserting the following footnote with respect thereto: “This entity is in dissolution, but such dissolution may not occur prior to the Closing Date, in which case such entity shall be a Transferred Company.”

9.

Schedule 1.1(s) of the Seller Disclosure Letter is hereby amended by deleting “RBS Sempra Oil Trading (Ireland) Limited” from such Schedule (including the associated footnote).

10.

Schedule 1.1(q) of the Seller Disclosure Letter is hereby amended by replacing footnote 1 thereto with the following: “As of the date hereof, RBS Sempra Oil Trading (Ireland) Limited is owned 0.00004% by Sempra Energy Trading LLC and 99.9988% by RBS Sempra Energy Trading Holdings Limited.  At the Closing, RBS Sempra Energy Trading Holdings Limited will directly own all of the Equity Interests of RBS Sempra Oil Trading (Ireland) Limited.”

11.

Item 2 of Schedule 9.2 of the Purchaser Disclosure Letter is hereby amended by adding “RBS Sempra Commodities Cooperatief W.A.” at the end thereof.

12.

Schedule 9.2 to the Purchaser Disclosure Letter is hereby amended by adding the following at the end thereof:

“9. Any Liabilities incurred or arising from the Purchaser's or its Affiliates’, including the Transferred Companies’, ownership of RBS Sempra Metals Trading (Shanghai) Co. Ltd. (to the extent such entity is not, prior to the Closing, dissolved or liquidated without further Liability of the Purchaser, its Affiliates or any Transferred Company or any of their respective Subsidiaries), including for the avoidance of doubt, any and all Damages relating to the liquidation or dissolution of such entity or arising or incurred due to the fact that such entity was not liquidated and dissolved prior to the Closing.”

Period for Allocating Purchase Price

13.

Section 10.3(h)(i) of the Purchase Agreement is hereby amended as follows:

A.

by replacing in the second sentence thereof the words “shall use commercially reasonable efforts to agree” with the words “have agreed”;

B.

by adding in the second sentence thereof the words “a methodology for performing” after “on”;

C.

by replacing in the second sentence thereof the words “within forty-five (45) Business Days of date of this Agreement, subject to (iv) and (v) below” with the words “on or before June 28, 2010 (the “Agreed Methodology”)”; and

D.

by adding after the second sentence thereof the following:

“Prior to the determination of the Final Allocation Schedule pursuant to this Section 10.3(h), to the extent required to comply with applicable Transfer Tax obligations, the Parties shall agree on any applicable allocations with respect to any Transferred Companies, Transferred Assets or Transferred Liabilities.  Allocations pursuant to this Section 10.3(h) shall be performed in accordance with the Agreed Methodology.”

14.

Section 10.3(h)(ii) of the Purchase Agreement is hereby amended by replacing the words “In the event the Parties are unable to agree on such allocation within forty-five days of date of this Agreement, as promptly as practicable after such forty-five-day period, but no later than ten (10) days thereafter,” with the words “Within twenty (20) days after the determination of the Final Closing Amount pursuant to Section 2.7(b) or Section 2.7(c),”.

15.

Section 10.3(h)(iv) of the Purchase Agreement is hereby amended by deleting the following words:

“The Parties will revise the Final Allocation Schedule to the extent necessary to reflect any payment made pursuant to Section 2.7(d).  In the case of any such payment, the Purchaser shall promptly prepare and deliver (with reasonable assistance as requested from the Sellers) to the Sellers a revised Final Allocation Schedule, and the Parties shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.”

16.

Section 1.1 of the Purchase Agreement is hereby amended by adding the following new defined term (in alphabetical order):

““Agreed Methodology” – as defined in Section 10.3(h)(i).”

Certain CTSA Defined Terms

17.

Notwithstanding any provision of the Purchase Agreement to the contrary, from and after the date on which the Commodities Trading and Services Agreement is executed and delivered by the parties thereto:

A.

any reference to “Acquired Commodities Business Portfolio” in Section 7.6(b), 7.6(i) or 7.11(c)(ii) of the Purchase Agreement shall be deemed to be a reference to the “Acquired Commodities Business Portfolio,” as defined in the Commodities Trading and Services Agreement;

B.

any reference to “Portfolio Services” in Section 7.6(i) of the Purchase Agreement shall be deemed to be a reference to the “Services,” as defined in the Commodities Trading and Services Agreement;

C.

any reference to “Trading Activities” in Section 7.6(i) or 7.11(d) of the Purchase Agreement shall be deemed to be a reference to the “Trading Activities,” as defined in the Commodities Trading and Services Agreement; and

D.

any reference to the “Trading Activity Period” in Section 7.11(c)(ii) of the Purchase Agreement shall be deemed to be (x) a reference to the “RBS Trading Period,” as defined in the Commodities Trading and Services Agreement, where the relevant Seller Financial Assurance relates to the RBS Portfolio or (y) a reference to the “SET Trading Period,” as defined in the Commodities Trading and Services Agreement, where the relevant Seller Financial Assurance relates to the SET Portfolio (and, for the avoidance of doubt, any reference to the “Transition Financial Assurance Period” in Section 7.11 of the Purchase Agreement shall, except as provided in Section 7.11(c)(vii), be deemed to be (x) a reference to the “RBS Trading Period,” as defined in the Commodities Trading and Services Agreement, where the relevant Seller Financial Assurance relates to the RBS Portfolio or (y) a reference to the “SET Trading Period,” as defined in the Commodities Trading and Services Agreement, where the relevant Seller Financial Assurance relates to the SET Portfolio).

Gold and Silver Leases

18.

The definition of “Combined Business Debt” in Section 1.1 of the Purchase Agreement is hereby amended by:

A.

deleting the words “(including any “gold leases”)”; and

B.

adding the following sentence at the end thereof: “Notwithstanding the foregoing, solely for purposes of determining the Combined Business Debt at any time, (i) “gold deposits” and “silver deposits” shall not be considered Indebtedness, (ii) no “gold leases” or “silver leases” shall be included in the receivables of the Combined Business and (iii) no “gold deposits” or “silver deposits” shall be included in the payables of the Combined Business.”

Metal Inventory Repurchase Agreement

19.

The definition of “Combined Business Debt” in Section 1.1 of the Purchase Agreement is hereby amended by adding the following proviso at the end (and by making appropriate changes to punctuation):  “; provided that, notwithstanding clause (a) and notwithstanding the amount of Estimated Closing Combined Business Debt set forth on the Estimated Closing Balance Sheet (which amount shall be deemed adjusted hereby to give effect to this proviso), the obligations of the Combined Business with respect to the Metals Repo shall not be Combined Business Debt for any purpose hereunder.”

20.

Section 1.1 of the Purchase Agreement is hereby amended by adding the following new defined term (in alphabetical order):

A.

““Metals Repo” - that certain letter agreement, dated 18 June, 2010, between RBS (through its agent, RBS Sempra Metals) and JPMorgan Chase Bank, N.A. in respect of a LME Warrants Commodity-linked Financing Transaction (JPMorgan Reference No. 1366918 (Tran No. 1366918, 1368716) Internal Composer 1368717).”

Employee Medical Claims

21.

The definition of “Estimated Closing Balance Sheet” in Section 1.1 of the Purchase Agreement is hereby amended by adding the following at the end (and by making appropriate changes to punctuation): “and except that medical and dental claims under Seller Plans described in Section 7.5(l)(iii) and (iv) will not be reflected unless incurred on or prior to the date of the Combined Business Reference Balance Sheet”.

22.

The following is hereby added at the end of Section 2.7(a) of the Purchase Agreement (with appropriate changes to punctuation): “except that medical and dental claims under Seller Plans described in Section 7.5(l)(iii) and (iv) will not be reflected unless incurred on or prior to the date of the Combined Business Balance Sheet”.

23.

The following is hereby added after the words “Schedule 1.1(e)” in the second sentence of Section 2.7(b) of the Purchase Agreement (with appropriate changes to punctuation): “and provided that medical and dental claims under Seller Plans described in Section 7.5(l)(iii) and (iv) will not be reflected unless incurred on or prior to the date of the Combined Business Reference Balance Sheet.”

24.

The following is hereby added at the end of each of Sections 7.5(l)(iii) and (iv) of the Purchase Agreement: “to the extent that such claims are reflected on the Estimated Closing Balance Sheet”.

25.

The following is hereby added to the Purchase Agreement as Section 7.5(l)(vi):  “From and after the Closing, RBS shall reimburse Purchaser for any amounts of prepaid premiums in respect of medical and dental benefits under the Seller Plans to the extent such amounts (i) have been reflected on the Estimated Closing Balance Sheet and (ii) are refunded to RBS on or after the Closing.”

Additional Agreed Adjustments

26.

The definition of “Agreed Adjustments” in Section 1.1 of the Purchase Agreement is hereby amended by adding the following as new clauses (g) through (u) (with appropriate changes to punctuation):

“(g) the decrease of assets thereon by $5,000,000 to reflect an agreed adjustment to the mark-to-market value of the freight book as of the date of the Combined Business Reference Balance Sheet as determined pursuant to Section 7.21 (referenced as adjustment (W) in the columnar spreadsheets included in the Estimated Closing Balance Sheet);

(h) without duplication, the elimination of certain medical and dental claims therefrom as described in the definition of “Estimated Closing Balance Sheet” and Section 2.7(a) and Section 2.7(b) (referenced as adjustment (H) in the columnar spreadsheets included in the Estimated Closing Balance Sheet);

(i) the increase of assets thereon by the aggregate amount of the fixed asset balances and the corresponding decrease in assets thereon by the aggregate amount of intercompany assets thereon in each case relating to the JMS system (referenced as adjustment (F) in the columnar spreadsheets included in the Estimated Closing Balance Sheet);

(j) the decrease in the assets thereon by the aggregate amount of the fixed asset balances and the corresponding increase in assets thereon by the aggregate amount of intercompany assets thereon in each case relating to the Affinity system (referenced as adjustment (E) in the columnar spreadsheets included in the Estimated Closing Balance Sheet);

 (k) the release of reserves in respect of other comprehensive income to give effect to the sale of the Transferred Companies and the corresponding increase in retained earnings reflected thereon (referenced as adjustment (Q) in the columnar spreadsheets included in the Estimated Closing Balance Sheet);

(l) the increase of liabilities thereon by the aggregate amount of accrued liabilities of the SET Companies (other than the Transferred Companies) and the corresponding increase in assets thereon by the aggregate amount of intercompany assets of the SET Companies (other than the Transferred Companies) in each case relating to the Combined Business and specifically segregated on the columnar spreadsheets included in the Estimated Closing Balance Sheet and described on Schedule 1.1(u);

(m) the adjustment of assets thereon in respect of amounts “Due from Exchange” to reflect the net option value thereof only with respect to exchange positions transferring to the Purchaser and its Affiliates at the Closing as specifically segregated on the columnar spreadsheets included in the Estimated Closing Balance Sheet (referenced as adjustment (K) in the columnar spreadsheets included in the Estimated Closing Balance Sheet);

(n) the elimination of equity balances in respect of RBS Sempra Metals Investments LLP and City Shipping Services Ltd.;

(o) adjustments necessary to present intercompany balances on a net basis;

(p) adjustments to eliminate any Palabora Assets not otherwise eliminated from the Combined Business Reference Balance Sheet;

(q) adjustments to eliminate the Aquantum and RCOM Assets;

(r) adjustments to eliminate the Macquarie and ABN NA Power and Gas Assets;

(s) adjustments to reflect SET Assigned Trading Agreements in respect of European gas and power Commodity Transactions not included in the Combined Business Reference Balance Sheet as more particularly described on Schedule 1.1(v);

(t) without duplication, the reduction of the amount of intercompany payables to RBS thereon by the aggregate amount of “gold deposits” in respect of “gold leases” and “silver deposits” in respect of “silver leases,” and a corresponding increase the amount of commodities sold not yet purchased thereon;

(u) the increase in short term borrowings reflected thereon with a corresponding increase in trading assets reflected thereon or the decrease in short term borrowings reflected thereon with a corresponding increase in trading liabilities reflected thereon, in either case to adjust for net margin posted by RBS on behalf of the Combined Business due to RBS and the Combined Business having a group of common clients covered by a single ISDA and credit support annex (provided that on the Estimated Closing Balance Sheet, this adjustment was reflected by the decrease in the paydown of Hudson Castle (referenced as adjustment (S) in the columnar spreadsheets included in the Estimated Closing Balance Sheet)).

27.

Annex D is hereby inserted into the Seller Disclosure Letter as a new Schedule 1.1(u).

28.

Annex E is hereby inserted into the Seller Disclosure Letter as a new Schedule 1.1(v).

Assigned Trading Agreements

29.

The definition of “SET Assigned Trading Agreement” in Section 1.1 of the Purchase Agreement is hereby amended to delete the “and” between clauses (a) and (b) thereof and to add the following new clause (c): “(c) the adjustments described in clauses (p), (q), (r) and (s) of the definition of Agreed Adjustments”.

30.

The definition of “RBS Related Assets” in Section 1.1 of the Purchase Agreement is hereby amended to delete the “and” between clauses (a) and (b) thereof and to add the following new clause (c): “(c) the adjustments described in clauses (p), (q) and (r) of the definition of Agreed Adjustments”.

Canadian Oil Leases and Inventory

31.

The following new defined terms are hereby added to Section 1.1 of the Purchase Agreement (in alphabetical order):

““Canadian Oil Leases” – collectively, (i) the Tankage Agreement between Enbridge Midstream Inc. and SET dated as of June 30, 2006 (as amended from time to time); (ii) the Letter Agreement made as of December 11, 2009, among Enbridge Midstream Inc., SET and ConocoPhillips Canada Marketing & Trading ULC;  and (iii) the Tankage Sublease Agreement dated November 16, 2009 between SET and ConocoPhillips Canada Marketing & Trading ULC.”

““Canadian Oil Leases and Inventory” – collectively, (i) the Canadian Oil Leases; and (ii) the Inventory.”

“Inventory” all commodity inventory owned by SET and stored in tanks at Enbridge Midstream Inc.’s facilities near Hardisty, Alberta pursuant to the Tankage Agreement identified in clause (i) of the definition of “Canadian Oil Leases.””

32.

The following is hereby inserted as a new Section 2.1(d) to the Purchase Agreement:

“For the avoidance of doubt, the Parties acknowledge and agree that the Canadian Oil Leases and Inventory are Transferred Assets which shall not be assigned, transferred, conveyed or delivered to the Purchaser on the Closing Date but which shall be subject to Section 2.2(c).  The Seller Parties shall use commercially reasonable efforts to assign, transfer, convey and deliver the Canadian Oil Leases and Inventory as promptly as practicable following the Closing and, in any event, shall assign, transfer, convey and deliver the Canadian Oil Leases and Inventory to the Purchaser not later than December 1, 2010 (the date of such transfer, the “Canadian Oil Transfer Date”).”

33.

The second sentence of Section 2.3 of the Purchase Agreement is hereby amended by deleting “$468,000,000” and inserting in its place “$424,000,000.”

34.

The following is hereby inserted at the end of Section 2.3 of the Purchase Agreement:

“No later than 2:00 p.m. New York time on the Canadian Oil Transfer Date, the Purchaser shall pay $44,000,000, on account of the premium portion of the Purchase Price, to the Partnership (on behalf of the sellers of the Transferred Assets) by wire transfer of immediately available funds to such accounts as identified by the Partnership to the Purchaser in writing at least two (2) Business Days prior to the Canadian Oil Transfer Date.”

35.

The following is inserted at the end of Section 2.7(a):

“Notwithstanding anything to the contrary contained herein, (i) the Final Closing RBS/SET Debt related to the Canadian Oil Leases and Inventory shall be deemed to be $118,201,554, and (ii) no adjustment shall be made in this Section 2.7 for the Canadian Oil Leases and Inventory and associated debt.”

36.

  The following is hereby inserted into the Purchase Agreement as a new Section 7.23(e):

“(e)  (i) “Final Closing RBS/SET Debt” shall be (A) reduced by the excess, if positive, of $118,201,554 over the value of the Inventory included in the Final Closing Balance Sheet or (B) increased by the excess, if positive, of the value of the Inventory included in the Final Closing Balance Sheet over $118,201,554, and (ii) such adjustments shall be deemed to affect solely the portion of such amounts owed to the Partnership and the SET Companies (other than the Transferred Companies).  No later than 2:00 p.m. New York time on the Canadian Oil Transfer Date, the Purchaser shall pay (on behalf of the relevant debtors) an amount equal to $118,201,554 to the Partnership (on account of the Partnership and its relevant Subsidiaries (other than the Transferred Companies)) by wire transfer of immediately available funds to such accounts as identified by the Partnership to the Purchaser in writing at least two (2) Business Days prior to the Canadian Oil Transfer Date.”

37.

The following is hereby inserted into the Purchase Agreement at the end of the first sentence of Section 7.23(a): “less $118,201,554.”

38.

In accordance with Section 10.8 and the limitations on assignment and delegation set forth therein, the Parties hereby acknowledge that the Purchaser has delegated its obligations and assigned its rights under the Purchase Agreement to acquire the Canadian Oil Leases and Inventory to J.P. Morgan Commodities Canada Corporation.

39.

Section 9.2(e)(ii) of the Purchase Agreement is hereby amended by adding the following at the end thereof: “or, in the case of the transfer of the Canadian Oil Leases and Inventory, anytime prior to or on the Canadian Oil Transfer Date (including any Damages incurred in connection with or arising from any failure by Purchaser or any of its Affiliates to withhold Taxes in respect of the purchase of the Canadian Oil Leases hereunder)”.

40.

The following is hereby inserted as a new Section 10.3(i):  “(i)  Notwithstanding anything in this Agreement to the contrary, the Sellers shall, and shall cause any relevant Subsidiary to, report the proceeds in respect of the sale of the Canadian Oil Leases as gross income for Canadian Tax purposes.  For the avoidance of doubt, nothing in this Agreement is intended to limit the ability of the Purchaser or any of its Affiliates to comply with any requirement to withhold Taxes in respect of the purchase of the Canadian Oil Leases hereunder.”

Transfer Taxes

41.

The following is hereby inserted as a new Section 2.8 to the Purchase Agreement:

“2.8.  Transfer Taxes.  Where any Transfer Taxes arise which are to be borne as to 50% by the Seller Parties in accordance with Section 10.3(e) of the Purchase Agreement, the Purchaser shall, without prejudice to the generality of the Seller Parties’ obligations pursuant to Section 10.3(e), be entitled to deduct from the amount payable at the Closing on account of the Purchase Price under Section 2.3 of the Purchase Agreement an amount equal to its best estimate of the Seller Parties’ share of such Transfer Taxes (the “Estimated Seller Transfer Tax Amount”); provided that:

(a)

such Transfer Taxes are due within thirty (30) days of the Closing Date (on the assumption that any stampable documents are brought into the applicable jurisdiction on the Closing Date);

(b)

the Seller Parties (acting reasonably) have agreed the Estimated Seller Transfer Tax Amount prior to the Closing Date;

(c)

the Purchaser accounts for such Transfer Taxes to the relevant Tax authority and completes any associated procedural formalities (i) prior to the date on which late payment interest or penalties would begin to accrue (an “Applicable Time Limit”), and (ii) in any event within thirty (30) days of the Closing Date (subject to any adjustments which may be required), save where the Purchaser’s failure to comply with such obligation is primarily attributable to a Seller Party’s unreasonable failure to cooperate with the Purchaser in complying with payment of such Transfer Taxes or associated procedural formalities;

(d)

if it is subsequently determined that the amount of Transfer Taxes to be borne by the Seller Parties under Section 10.3(e) of the Purchase Agreement (the “Actual Seller Transfer Tax Amount”) exceeds the Estimated Seller Transfer Tax Amount (whether as a result of any revision to the Final Allocation Schedule in accordance with Section 10.3(h)(iv) or otherwise), the Seller Parties shall, in accordance with Section 10.3(e), pay to the Purchaser an amount in aggregate equal to the difference between the Estimated Seller Transfer Tax Amount and the Actual Seller Transfer Tax Amount, together with the relevant proportion of any interest and penalties (determined in accordance with Section 10.3(e)) which may be due to the relevant Tax authority; and

(e)

if it is subsequently determined that the Actual Seller Transfer Tax Amount is less than the Estimated Seller Transfer Tax Amount (whether as a result of any revision to the Final Allocation Schedule in accordance with Section 10.3(h)(iv) or otherwise), the Purchaser shall pay to the Partnership (on behalf of the relevant Seller Parties) an amount equal to the difference between the Estimated Seller Transfer Tax Amount and the Actual Seller Transfer Tax Amount, together with fifty percent (50%) of any interest or repayment supplement received from the relevant Tax authority (or fifty percent (50%) of any such interest or repayment supplement which would have been received by the Purchaser if (i) it had made a timely claim for any such interest or repayment supplement, or (ii) if it had accounted for an amount of Transfer Taxes equal to the Estimated Seller Transfer Tax Amount to the relevant Tax authority within any Applicable Time Limit, and in any event within thirty (30) days of the Closing Date, save where the Purchaser’s failure in either case is primarily attributable to a Seller Party’s unreasonable failure to cooperate with the Purchaser in complying with such obligations).”

Transferred Books and Records

42.

Section 2.6(a)(iv) of the Purchase Agreement is hereby deleted in its entirety and replaced as follows: “[Intentionally omitted];”

43.

The following is hereby added to the Purchase Agreement as a new Section 2.6(c):

“Subject to Section 10.3(c), and notwithstanding the Sellers’ obligation to sell, transfer, convey and deliver the Transferred Books and Records at the Closing pursuant to Section 2.1, each of the relevant Seller Parties shall, and shall cause their Subsidiaries to, deliver the Transferred Books and Records to the Purchaser no later than two months following the Closing; provided, that the Seller Parties shall (and shall cause their Subsidiaries to) deliver any original Transferred Books and Records to the Purchaser on such earlier date as may be required as a result of applicable Legal Requirements, including bank safety and soundness standards (but only to the extent such applicable Legal Requirements are not satisfied pursuant to access granted in accordance with Section 7.2(c)).”

44.

The following is hereby inserted as a new Section 7.2(c) to the Purchase Agreement:

“(c)  To the extent any Transferred Books and Records have not been delivered to the Purchaser pursuant to Section 2.6(c) hereof, the Seller Parties shall (and shall cause their Subsidiaries to) permit the Purchaser and its Affiliates, their respective Representatives and any Governmental Body responsible for oversight of Purchaser or its Affiliates to have full access (which in the case of a Governmental Body shall mean any access required by such Governmental Body) to inspect and copy such Transferred Books and Records.”

Termination of Certain Seller Financial Assurances

45.

The following sentence is hereby added at the end of Section 7.11(c)(ii) of the Purchase Agreement: “Notwithstanding anything in this Section 7.11(c) to the contrary, either Seller Parent or any of its Affiliates may, in its sole discretion, terminate any Seller Financial Assurance issued by it at such time as the Purchaser and its applicable Affiliates would no longer be permitted, in accordance with the Commodity Trading and Services Agreement, to enter into new transactions guaranteed or otherwise supported by such Seller Financial Assurance with the relevant Financial Assurance Beneficiary and there are no outstanding transactions (i) relating to the Combined Business, or (ii) in the Acquired Commodities Business Portfolio, in each case, that are guaranteed or otherwise supported by such Seller Financial Assurance.”

Closing Date

46.

The second sentence of Section 2.5 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following: “With respect to any Transferred Asset or Assumed Liability or any Transferred Company, the Closing shall be deemed to occur at 12:01 a.m. local time in the jurisdiction in which such Transferred Asset or Assumed Liability is booked by the relevant SET Company or RBS or under the laws of which such Transferred Company is organized, as applicable, on July 1, 2010 (such date, the “Closing Date”).

Schedule 1.1(f)

47.

Schedule 1.1(f) of the Seller Disclosure Letter is hereby deleted in its entirety and Annex C hereto is hereby inserted in its place.

Schedule 3.1(a)

48.

Schedule 3.1(a) of the Seller Disclosure Letter is hereby amended by adding the following at the end thereof:

“7.  RBS Sempra Metals Trading (Shanghai) Co. Ltd. is currently in liquidation and may be dissolved prior to Closing.”

RBS Sempra Energy Europe España, S.L.U.

49.

Section 7.7(b) of the Purchase Agreement is hereby amended by inserting the following at the end thereof: “In the event that the Sellers fail, prior to the Closing, to (i) file or cause to be filed with and accepted by the relevant Governmental Body in Spain the annual accounts of RBS Sempra Energy Europe España, S.L.U. (the “Spanish Company”) for 2007 (unaudited) and 2008 (audited), (ii) cause the 2007, 2008 and 2009 annual accounts of the Spanish Company to be approved by the board of directors of the Spanish Company and by the sole stockholder of the Spanish Company as required by applicable Legal Requirements in Spain, and (iii) take such other actions (including, at the request of the Purchaser, procuring the appointment of an auditor of record with the Commercial Registry for the Spanish Company consistent with applicable Legal Requirements) as are necessary to bring the Spanish Company into good standing under applicable Legal Requirements in Spain (clauses (i), (ii) and (iii), collectively, the “Spanish Company Actions”), then, from and after the Closing, the Sellers Parties shall, and shall cause their Subsidiaries to, without further consideration, (A) provide access to such books and records and personnel of the Seller Parties and their Subsidiaries and otherwise provide such assistance to the Purchaser and its Subsidiaries as may be necessary to enable the Purchaser and its Subsidiaries to perform and complete the Spanish Company Actions as soon as reasonably practicable following the Closing, (B) provide such other cooperation and assistance as is necessary in connection with the Spanish Company Actions, including using reasonable efforts to cause any other Person to provide such cooperation and assistance as is necessary in connection with the Spanish Company Actions, and (C) pay when due all costs and expenses related to the performance and completion of the Spanish Company Actions incurred by the Purchaser and its Subsidiaries (including any costs related to auditing the 2008 annual accounts of the Spanish Company).”

50.

Schedule 9.2 of the Purchaser Disclosure Letter is hereby amended by inserting at the end thereof:

“10. Any and all Damages resulting from or attributable to the failure of the Sellers to take the Spanish Company Actions prior to the Closing (including any failure of the Spanish Company to be in good standing at or any time after the Closing until such actions have been completed, subject to the Purchaser’s good faith attempt to effect the Spanish Company Actions following the Closing).”

Release

51.

The following is added to the Purchase Agreement as a new Section 7.25:

“7.25.  Release.  Each of RBS and Partnership (each, a “Releasing Party”) does hereby expressly and irrevocably release, acquit and forever discharge each SET Company and each Section 2.5 Representative (as defined in the CTA Master Agreement) whose authorization under the CTA Master Agreement has terminated as a consequence of the Amendment to the CTA Master Agreement dated July 1, 2010 (each, a “Released Party”) with respect to and from any and all suits, actions, litigation, claims, payments, debts, demands, causes of action, obligations, expenses, damages, judgments, liens, promises, agreements and covenants of any kind whatsoever, in law, equity or otherwise, whether known or unknown, fixed or contingent, which such Releasing Party now has or may hereinafter ever have against any Released Party, to the extent arising out of, based upon or relating to the CTA Master Agreement except (i) solely with respect to Released Parties who were Section 2.5 Representatives prior to the effectiveness of this Amendment, claims of fraud or misappropriation of funds or assets or (ii) in connection with any proceedings brought against a Releasing Party or its Subsidiaries, the foregoing release and waiver shall in no way limit the ability of a Releasing Party or its Subsidiaries to raise any defenses or counterclaims related to such proceedings.”

52.

The following new defined terms are hereby added to Section 1.1 of the Purchase Agreement (in alphabetical order):

A.

““Releasing Party” – – as defined in Section 7.25.”

B.

““Released Party” – – as defined in Section 7.25.”

53.

Section 10.8 of the Purchase Agreement is hereby amended by inserting at the end thereof: “and except for the rights of a Released Party under Section 7.25”

Schedule 7.3(b)(iii) (Landlord Consent)

54.

Schedule 7.3(b)(iii) of the Seller Disclosure Letter is hereby deleted in its entirety and Annex A hereto is hereby inserted in its place.

55.

Schedule 7.12(a) of the Seller Disclosure Letter is hereby deleted in its entirety and Annex B hereto is hereby inserted in its place.

Indemnity for Lost Share Certificates

56.

The third sentence of Section 9.4(f) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Nothing in this Section 9.4(f) or elsewhere in this Agreement shall interfere with or impede the operations of Sections 7.16 or 10.13 or the remedies available under this Agreement or the Related Agreements or a Party’s right to seek equitable remedies (including specific performance or injunctive relief) to enforce any covenant in this Agreement to be performed after the Closing or the right of RBS Sempra Metals Group Limited to enforce the terms of the indemnity letter from the Partnership dated July 1, 2010 in respect of the replacement share certificate issued in respect of the Partnership's Equity Interest in RBS Sempra Metals Group Limited.”

Except as expressly modified herein, the terms and provisions of the Purchase Agreement shall remain in full force and effect and be enforceable against the parties thereto.  This agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this agreement by facsimile or email shall be as effective as delivery of an original executed counterpart of this agreement.  The provisions of Sections 10.1, 10.2, 10.4, 10.5, 10.8, 10.9, 10.10 and 10.12 of the Purchase Agreement are incorporated herein, mutatis mutandis, by this reference as if set out herein in full.  This agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York.

[Remainder of page left blank intentionally]

If the foregoing is in accordance with your understanding, please sign and return a duplicate copy of this agreement.

Sincerely,

J.P. MORGAN VENTURES ENERGY CORPORATION

By:

/s/ Daniel F. Hines

Name: Daniel F. Hines

Title: CEO & President

Acknowledged and agreed:

RBS SEMPRA COMMODITIES LLP

By:

/s/ Bruce Van Saun

Name:

Title:

SEMPRA ENERGY TRADING LLC

By:

/s/ Michael R. Kirby

Name: Michael R. Kirby

Title: Director

SEMPRA ENERGY

By:

/s/ Mark A. Snell

Name: Mark A. Snell

Title: Executive Vice President and Chief Financial Officer

THE ROYAL BANK OF SCOTLAND PLC

By:

/s/ Bruce Van Saun

Name: Bruce Van Saun

Title:

ANNEX A

Schedule 7.3(b)(iii)

Landlord Consent

The Seller Parties and the Purchaser agree to make good faith efforts to obtain the Consent of each Third Party under the agreements listed in Section 1 below prior to the Closing Date and, if so requested by the Purchaser in its sole discretion, such later date as determined by the Purchaser in its sole discretion; provided that in no event shall the Purchaser be required to agree to pay any amounts to any Third Party to obtain the applicable Consent.  In the event that, prior to the Closing Date or such later date as determined by the Purchaser in its sole discretion, the Seller Parties and the Purchaser are able to obtain the Consent of a Third Party, the terms of which are satisfactory to the Purchaser in its sole discretion (including approval by the Purchaser, in its sole discretion, of any amounts payable to such Third Party (including, for the avoidance of doubt, any incremental increase in rent or storage and handling costs)), the Purchaser shall be responsible for paying such amounts to the applicable Third Party.  In the event that prior to the Closing Date or, if the Purchaser in its sole discretion elects to continue to seek the Consent of such Third Party following the Closing Date, such later date as determined by the Purchaser in its sole discretion, the Seller Parties and the Purchaser are unable to obtain the Consent of the applicable Third Party, the terms of which are satisfactory to the Purchaser in its sole discretion, notwithstanding anything contained in this Agreement to the contrary, RBS and Sempra Energy shall be solely responsible for, and shall (on a several basis in accordance with their respective Indemnity Share) pay and discharge, and reimburse the Purchaser and its Affiliates for, any and all fees, costs, payments, expenses, penalties, relocation costs, breakage costs and all other Damages relating to or arising from the failure to obtain or in connection with obtaining such Consent (except to the extent that the failure to obtain such Consent is determined by a final, non-appealable order of a court of competent jurisdiction (a “Final Determination”) to be the result of the Purchaser’s failure to make good faith efforts consistent with the terms of this Schedule 7.3(b)(iii), but subject to Purchaser’s right to determine in its sole discretion whether the terms of any Consent are satisfactory).

The Seller Parties and the Purchaser agree to provide notice to each Third Party under the agreements listed in Section 2 below (the “Notice Leases”) prior to the Closing Date, which notice shall be in a form reasonably acceptable to the Seller Parties and the Purchaser. In the event that, at any time prior to, or within six (6) months following the Closing Date, any Third Party that is a party to a Notice Lease makes any assertion or claim in writing (including by facsimile or email) to the Seller Parties or to the Purchaser (and the Purchaser promptly provides a copy thereof to RBS and Sempra Energy), or the Purchaser certifies in writing (in accordance with Section 10.4 of this Agreement) to RBS and Sempra Energy that such Third Party has asserted or claimed, that such Third Party’s Consent is required under such Notice Lease in connection with the change in ownership of the tenant in connection with the transactions contemplated by this Agreement (a “Consent Claim”; and such Third Party an “Objecting Third Party”), the Seller Parties and the Purchaser shall make good faith efforts to obtain such Consent from such Objecting Third Party as promptly as possible and in any event prior to the date that is six (6) months following the later of the Closing Date and the date on which such Consent Claim is received or, if the Purchaser in its sole discretion elects to continue to seek the Consent of such Objecting Third Party following such six (6) month period, such later date as determined by the Purchaser in its sole discretion (the date until which such parties will seek such Consent being the “Consent Efforts End Date” with respect to such Notice Lease).  In the event that, prior to the relevant Consent Efforts End Date, the Seller Parties and the Purchaser are able to obtain the Consent of such Objecting Third Party, the terms of which are satisfactory to the Purchaser in its sole discretion (including approval by the Purchaser, in its sole discretion, of any amounts payable to such Objecting Third Party (including, for the avoidance of doubt, any incremental increase in rent or storage and handling costs)), the Purchaser shall be responsible for paying such amounts to such Objecting Third Party.  In the event that prior to the relevant Consent Efforts End Date, the Seller Parties and the Purchaser are unable to obtain the Consent of such Objecting Third Party, the terms of which are satisfactory to the Purchaser in its sole discretion, notwithstanding anything contained in this Agreement to the contrary, RBS and Sempra Energy shall be solely responsible for, and shall (on a several basis in accordance with their respective Indemnity Share) pay and discharge, and reimburse the Purchaser and its Affiliates for, any and all fees, costs, payments, expenses, penalties, relocation costs, breakage costs and all other Damages relating to or arising from the failure to obtain or in connection with obtaining such Consent (except to the extent that the failure to obtain such Consent is determined by a Final Determination to be the result of the Purchaser’s failure to make good faith efforts consistent with the terms of this Schedule 7.3(b)(iii), but subject to Purchaser’s right to determine in its sole discretion whether the terms of any Consent are satisfactory).  For the avoidance of doubt, the Seller Parties shall not have any liability to the Purchaser under this Agreement in respect of any Notice Lease as a result of any failure to seek or obtain a consent under such Notice Lease if the relevant Third Party does not make a Consent Claim prior to, or within six (6) months following, the Closing Date.

In no event shall the Seller Parties’ aggregate liability in connection with this Schedule 7.3(b)(iii) exceed $6,000,000.

Section 1 – Express Consents

1.

Lease Agreement dated February 28, 2009 between Point Breeze, LLC and Henry Bath, LLC in respect of the premises located at 2400 Broening Highway (as amended, renewed, supplemented or otherwise modified).

2.

Lease Agreement dated June 10, 2009 between Point Breeze, LLC and Henry Bath, LLC in respect of the premises located at 2500A Broening Highway (as amended, renewed, supplemented or otherwise modified).

3.

Lease Agreement dated August 16, 2007 between Point Breeze, LLC and Henry Bath, Inc. in respect of the premises located at 2500 Broening Highway (as amended, renewed, supplemented or otherwise modified).

4.

Lease Agreement dated January 27, 2006 between Point Breeze, LLC and Henry Bath, Inc. in respect of the premises located at 2200 Broening Highway (as amended, renewed, supplemented or otherwise modified).

5.

Lease Agreement dated December 15, 2008 between Duke Baltimore, LLC and Henry Bath, LLC in respect of the premises located at 5003 Holabird Avenue (as amended, renewed, supplemented or otherwise modified).

6.

Lease Agreement dated May 11, 2009 between Millenia Private Limited and Sempra Oil Trading PTE Ltd. in respect of #37-04 Millenia Tower (as amended, renewed, supplemented or otherwise modified).

7.

Lease Agreement dated May 11, 2009 between Millenia Private Limited and Sempra Oil Trading PTE Ltd. in respect of #37-05 Millenia Tower (as amended, renewed, supplemented or otherwise modified).

8.

Foreign Zone Operator Agreement dated December 5, 2005 between Mayor and City Council of Baltimore as grantee of FTZ No. 74 acting through the City of Baltimore Development Corp. and Henry Bath, Inc. (as amended, renewed, supplemented or otherwise modified).

9.

Halley Metals Ibérica, S.A agreement (CCP Warehouse 4B).

10.

Halley Metals Iberica, S.A. agreement dated May 31, 1991 (as amended, supplemented or otherwise modified).

11.

Service Agreement dated June 8, 2004 between Parkway Properties, L.P. and Sempra Energy Trading Corp. (as amended, renewed, supplemented or otherwise modified) in respect of the premises located at 515 West Greens Road, Houston , Texas.

12.

Lease Agreement dated October 23, 1998 between Stampar Associates, LLC and Sempra Energy Trading Corp in respect of the premises located at 83 Harvard Avenue, Stamford, Connecticut (2nd Floor) (as amended, renewed, supplemented or otherwise modified).

13.

Modification of Lease dated February 27, 2003 between Stampar Associates, LLC and Sempra Energy Trading Corp. in respect of the premises located at 83 Harvard Avenue, Stamford, Connecticut (1st Floor) (as amended, renewed, supplemented or otherwise modified).

14.

Office Sublease Agreement dated February 3, 2006 between Daymon Worldwide, Inc. and Sempra Energy Trading Corp. in respect of the premises located at 700 Fairfield Avenue (as amended, renewed, supplemented or otherwise modified).1

15.

Almacén No 31 and No Z7, Bilbao

16.

Agreement dated 29 May 2003 between Halley Metals Iberica SA, Henry Bath and Son Limited, Sempra Metals Limited and Servicios Ecologicos Serveco SA.

Section 2 – Notice Leases

17.

Logistics Services Agreement dated March 31, 2008 between Katoen Natie Midwest, Inc, and Henry Bath, LLC (as amended, renewed, supplemented or otherwise modified).

18.

Logistics Services Agreement dated November 2007, between Katoen Natie Singapore (Jurong) Pte. Ltd. and Henry Bath Singapore Pte Ltd (as amended, renewed, supplemented or otherwise modified).

19.

Tenancy Agreement dated January 1, 2008 between PSA Corporation Ltd. and Henry Bath Singapore Pte Ltd in respect of the premises at SB5, SB8 and SB9, Sembawang Wharves (as amended, renewed, supplemented or otherwise modified).

20.

Tenancy Agreement dated October 28, 2008 between PSA Corporation Ltd. and Henry Bath Singapore Pte Ltd in respect of the premises at SB8 Office Space, Sembawang Wharves (as amended, renewed, supplemented or otherwise modified).

21.

Ad Hoc Space Agreement dated November 19, 2009 between PSA Corporation Ltd and Henry Bath Singapore Pte Ltd in respect of warehouse space at warehouse SB9, SB5, ST5, ST3, SO8, SO5A, SO8, Sembawang Wharves (as amended, renewed, supplemented or otherwise modified).

22.

Services Agreement dated January 5, 2009 between Indon Shipping Private Limited and Henry Bath Singapore Pte Ltd. (as amended, renewed, supplemented or otherwise modified).

23.

KNS Warehouse C, Jurong Island, Singapore

24.

JL10 KNS Metals – Jurong Outside, Jurong Island, Singapore

25.

240 Waite Street, Indiana

26.

Lease Agreement dated March 2004 between Shanghai Telecom Co., Ltd. (Information World Branch) and Sempra Metals Far East Limited Shanghai Rep Office in respect of Unit No. 09, 29th Floor, Shanghai Information Building (as amended, renewed, supplemented or otherwise modified).

ANNEX B

Schedule 7.12(a)

Surviving Affiliate Agreements

Any employment Contracts with officers or directors of the Seller Parties who are expected to be Combined Business Employees, except as otherwise provided under Section 7.5.

The CTA Master Agreement and each of the agency agreements issued in connection therewith (as amended at Closing in connection with Section 7.12(a)).

Any leases or deposits of gold or silver between RBS or its Subsidiaries, on the one hand, and any Transferred Company, on the other hand.

Uncommitted Financing:2

Letter of Credit Reimbursement Agreement dated April 1, 2008, by and among RBS, the companies listed on the signature pages thereto and Australian and New Zealand Banking Group Limited

Letter of Credit Reimbursement Agreement dated November 3, 2008, by and among RBS, the companies listed on the signature pages thereto and DBS Bank Ltd London Branch

Letter of Credit Reimbursement Agreement dated December 17, 2007, by and among RBS, the companies listed on the signature pages thereto and ING Bank N.V. London Branch

Letter of Credit Reimbursement Agreement dated August 1, 2008, by and among RBS, the companies listed on the signature pages thereto and Cooperatieve Central Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International and Rabobank Nederland)

Letter of Credit Reimbursement Agreement dated November 20, 2007, by and among RBS, the companies listed on the signature pages thereto and Standard Chartered Bank

Letter of Credit Reimbursement Agreement dated January 4, 2008, by and among RBS, the companies listed on the signature pages thereto and Sumitomo Mitsui Banking Corporation Europe Ltd.

Various Confirmations of Hedged Commodity Transaction between RBS plc and Standard Chartered Bank

Suspended but not terminated: 3

Letter of Credit Reimbursement Agreement dated February 19, 2008, by and among RBS, the companies listed on the signature pages thereto and Bank of Tokyo-Mitsubishi UFJ Bank New York Branch

Letter of Credit Reimbursement Agreement dated March 13, 2008, by and among RBS, the companies listed on the signature pages thereto and Mizuho Corporate Bank Limited

Letter of Credit and Reimbursement Agreement dated as of November 3, 2008, by and among Sempra Energy Trading LLC and its affiliate companies listed on the signature pages thereto, including Sempra Oil Trading Sarl.

ANNEX C

Schedule 1.1(f)

Assigned IP Contracts

1.

OMS Wellpoint

ANNEX D

Schedule 1.1(u)

Adjustments Relating to Certain Accrued Liabilities

o

Compensation Adjustment - adjustment of approximately $9.5m to transfer compensation related accruals of the SET companies (other than the Transferred Companies) which relate to employees transferring to the Combined Business.  These adjustments are referenced in column “T” of the columnar spreadsheets included as part of the Estimated Closing Balance Sheet.

o

Brokerage Fees – adjustment of approximately $1.9m to reclassify brokerage fee accruals of the SET companies (other than the Transferred Companies) which relate to the operating activities of the Combined Business.  These adjustments are referenced in column “X” of the columnar spreadsheets included as part of the Estimated Closing Balance Sheet.

o

Rent Adjustment – adjustment of approximately $0.2m to adjust accruals for rent escalation related to the 83 Harvard Avenue property from the SET balance sheet to the Combined Business.  These adjustments are referenced in column “M” of the columnar spreadsheets included as part of the Estimated Closing Balance Sheet.

ANNEX E

Schedule 1.1(v)

Adjustments Relating to SET Assigned Trading Agreements

European gas and power Commodity Transactions
Company	Counterparty	Ticket #

RBS SEEL	ACCORD EGY	137884330

RBS SEEL	BANQUE PAR	135950570
RBS SEEL	BANQUE PAR	135950700

RBS SEEL	EDFTL	136258470
RBS SEEL	EDFTL	136258550

RBS SEEL	ELECTRABEL	128303890

RBS SEEL	KOCHCEL	137884380

RBS SEEL	NEWEDGE	128304390
RBS SEEL	NEWEDGE	128312900
RBS SEEL	NEWEDGE	129421440
RBS SEEL	NEWEDGE	129422290
RBS SEEL	NEWEDGE	135951070
RBS SEEL	NEWEDGE	136252880
RBS SEEL	NEWEDGE	136258030
RBS SEEL	NEWEDGE	137884580
RBS SEEL	NEWEDGE	137884590
RBS SEEL	NEWEDGE	137884600
RBS SEEL	NEWEDGE	137911520

RBS SEEL	RWE GMBH	128313360
RBS SEEL	RWE GMBH	129186930
RBS SEEL	RWE GMBH	129421960
RBS SEEL	RWE GMBH	136246990
RBS SEEL	RWE GMBH	136247160
RBS SEEL	RWE GMBH	137911110
RBS SEEL	RWE GMBH	137911220

Footnotes

1 Includes overlandlord consent.

2

Provided that none of the Transferred Companies shall be allowed to draw upon the letters of credit thereunder after the Closing and all fee letters and other agreements relating to the facilities described on this Schedule between any Transferred Company and the letter of credit issuing banks, if any, shall be terminated on or prior to the Closing.

3

Provided that none of the Transferred Companies shall be allowed to draw upon the letters of credit thereunder after the Closing and all fee letters and other agreements relating to the facilities described on this Schedule between any Transferred Company and the letter of credit issuing banks, if any, shall be terminated on or prior to the Closing.